UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 27, 2026

BOOST RUN INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-43277	39-4824850
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Revere Drive, Suite 200

Northbrook, IL 60062

(Address of principal executive offices)

(647) 487-3367

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	BRUN	The Nasdaq Stock Market LLC
Warrants, each whole warrant is exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	BRUNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 8.01 Other Events.

On July 27, 2026, Boost Run Inc. (the “Company”) issued a press release noting that on July 21, 2026, the Company delivered a notice of redemption to the registered holders of all of the Company’s outstanding warrants to purchase shares of the Company’s Class A common stock, par value $0.0001 per share, issued under the Warrant Agreement, dated as of November 7, 2024, by and between Willow Lane Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent, as assumed or otherwise made applicable to the Company in connection with the business combination (the “Warrant Agreement”).

The Company will redeem any such warrants that remain outstanding and unexercised at 5:00 p.m., New York City time, on August 20, 2026 (the “Redemption Date”), for a redemption price of $0.01 per warrant. Holders may exercise their warrants for cash at any time after delivery of the notice of redemption and prior to 5:00 p.m., New York City time, on the Redemption Date. Each whole warrant entitles the holder to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

Holders who wish to exercise their warrants should follow the procedures set forth in the notice of redemption and, if their warrants are held through a broker, bank or other nominee, should immediately contact that broker, bank or other nominee for instructions. Exercise of the warrants is voluntary and requires action by the holder and/or the holder’s broker, bank or other nominee. Warrants that are not properly exercised before 5:00 p.m., New York City time, on the Redemption Date will be redeemed for $0.01 per warrant, and holders of unexercised warrants will have no further rights with respect to those warrants except to receive the redemption price upon surrender of the warrants.

As of July 24, 2026, the Company has received gross cash proceeds of $58.8m related to exercise of public warrants. The amount reflects that approximately 45% of total public warrants have been exercised. Should all remaining outstanding warrants be exercised under the terms noted above, the Company would expect to receive an additional $73.1m in gross cash proceeds, bringing total proceeds to $131.9m.

A copy of the notice of redemption has been mailed to registered holders of the warrants and contains additional information regarding the redemption and exercise procedures, including the procedures for delivery of exercise materials to Continental Stock Transfer & Trust Company, the warrant agent.

A copy of the press release announcing the redemption of the warrants is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

None of this Current Report on Form 8-K, or Exhibit 99.1 attached hereto, constitutes an offer to sell or the solicitation of an offer to buy any of the Company’s securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

The information in this Item 8.01 of this Form 8-K is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release, dated July 27, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2026	BOOST RUN INC.

	By:	/s/ Erik Guckel
	Name:	Erik Guckel
	Title:	Chief Financial Officer